Exhibit 10.97

MEADE INSTRUMENTS CORPORATION

CODE OF CONDUCT GUIDELINES FOR

MEMBERS OF THE BOARD OF DIRECTORS

Amended as of July 12, 2007

The Board of Directors (the “Board”) of Meade Instruments Corporation (the “Company”) has adopted the following Code of Conduct Guidelines (the “Guidelines”) for directors of the Company. These Guidelines are intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director must comply with the letter and spirit of these Guidelines.

No guidelines or policy can anticipate every situation that may arise. Accordingly, these Guidelines are intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of these Guidelines to the attention of the Chairman of the Nominating and Corporate Governance Committee, who may consult with inside or outside legal counsel as appropriate.

Directors who also serve as officers of the Company should read these Guidelines in conjunction with the Company’s Code of Conduct for officers and employees.

1. Conflict of Interest.

A conflict of interest exists in any situation in which the Company has an interest and the interest (personal or financial) of a director is or may also be involved. A conflict of interest is deemed to exist whenever a director is in a position, as a result of the nature or responsibilities of his or her service on the Board of the Company, to further any personal or financial interest of the director or a member of the director’s immediate family.1 Any situation which may be construed to be a conflict of interest should be avoided. If a director believes he/she or another director is involved in a conflict of interest or a potential conflict of interest, the director must consult with a member of the Ethics Review Team2 who shall have authority to approve or disapprove of any such conflict of interest or potential conflict of interest.

Personal conflicts of interest are prohibited as a matter of Company policy. In particular, a director must never use or attempt to use his or her position to obtain for himself or herself, for his or her family members, or for any other person, any improper personal benefit (including loans to, or guarantees of obligations of, such persons) from any person or entity. Persons who become aware of potential conflicts may contact the Company’s General Counsel, or call the Company’s at Corporate Governance Hotline. The Corporate Governance Hotline can be called anonymously, if desired. All calls to the Corporate Governance Hotline are confidential and will be handled by investigation and action, if warranted. No retaliation or adverse action may be taken by the Company or any of its employees or directors against anyone for good-faith reports of questionable behavior.

These Guidelines do not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.

•	Relationship of Company with third parties. Directors may not engage in any conduct or activities that are inconsistent with the Company’s best interest or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•	Gifts. Directors and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the director’s actions as members of the Board, or where acceptance of the gifts could create the appearance of a conflict of interest.

2. Corporate Opportunities.

Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the director’s position; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities, provided, however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a director may do so.

3. Confidentiality.

Directors should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

4. Fair Dealing.

Directors shall deal fairly and oversee fair dealing by employees and officers with the Company’s directors, officers, employees, customers, suppliers and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices. These Guidelines are not intended to, and shall not be deemed to, alter existing legal rights and obligations of the Company and its employees, such as “at will” employment arrangements.

5. Protection and Proper Use of Company Assets.

All directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

6. Compliance with Laws, Rules and Regulations.

It is the Company’s policy to comply with all applicable laws, rules and regulations (including insider trading laws). It is the personal responsibility of each director to adhere to the standards and restrictions imposed by those laws, rules and regulations, including but not limited to those described in the Company’s Code of Conduct.

7. Nonretaliation for Reporting of Violations.

The Company understands that individuals may not report concerns if they feel they will be subject to retaliation, retribution, or harassment for such reports. Therefore, Company directors are strictly prohibited from engaging in retaliation, retribution, or any form of harassment directed against anyone who reports a compliance concern in good faith. Any director who engages in such actions shall be subject to discipline. Any instances of retaliation, retribution, or harassment against reporting persons should be brought to the attention of the Ethics Review Team or the Board of Directors, as appropriate, who will investigate the matter and determine the appropriate remedies or sanctions, if any.

8. Public Filings and Communications.

It is the Company’s policy to provide full, fair, accurate, timely and understandable disclosure in all reports that it files with, or submits to, the Securities and Exchange Commission, as well as in all of its other public communications. It is the responsibility of all personnel involved in or responsible for the preparation of such reports and communications, including the Company’s directors, to use their best good faith efforts to ensure that all reports and communications meet the above standards. In addition, anyone who becomes aware of any material misstatement or omission in the Company’s filings or other outside communications should contact the Ethics Review Team or the Company Corporate Governance Hotline. In addition, in connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when the Company discloses material, non-public information about the Company to securities market professionals or any shareholder (where it is reasonably foreseeable that the shareholders will trade on the information), it must also disclose the information to the public. Directors who receive inquiries about the Company or its securities from securities analysts, reporters, investors, potential investors or others should decline to comment. Directors should direct all inquiries from such persons to the Chief Financial Officer. All media inquires should be directed to the Investor Relations Department.

9. Equity Compensation Award Guidelines.

All equity compensation awards granted to any employee, officer, director or consultant of the Company shall be in compliance with the Company’s Equity Compensation Award Guidelines, including, without limitation, ensuring that no equity compensation awards granted by the Company are “backdated” which shall be defined as setting an equity compensation award grant date or exercise price with hindsight for the purpose of improperly achieving a lower grant price.

10. Waivers.

Any request for a waiver of any provision of this Code by a director must be in writing and addressed to the Board of Directors c/o the Company’s President, who in contemplation with competent counsel shall have the sole and absolute discretionary authority to approve any such waiver. Any waiver and the grounds for such a waiver for a director shall be publicly disclosed in accordance with NASDAQ rules.

[1]	National Association of Securities Dealers rules define “immediate family” to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone who resides in such person’s home.

[2]	The Ethic Review Team consists of the Company’s Legal Department, the Chief Financial Officer and the Controller.